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                                                                    Exhibit 23.2

                        CONSENT OF INDEPENDENT AUDITOR

We consent to the references to our firm under the captions "Melham Holdings, Inc. Summary Historical Consolidated Financial Data" and "Experts" and to the use of our report dated February 19, 1999 (except for Note 14, as to which the date is April 1, 1999) with respect to the consolidated financial statements of Melham Holdings, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included in the Registration
Statement (Form S-4 No. 333-    ) and related Prospectus of Cadmus
                            ----
Communications Corporation for the registration of $125,000,000 of its 9 3/4% Senior Subordinated Notes due 2009.

                             /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 14, 1999